Exhibit 10.17
                        AMENDMENT TO RETENTION AGREEMENT

         Pursuant to this Amendment, effective July 9, 1999, the Retention Agreement between Arthur C. Riese (you) and Harding Lawson Associates Group Inc. is amended as follows:

         It is agreed that the Corporate Reorganization on or about June 1, 1999 is deemed to constitute an event that is or would constitute Good Reason as defined in Paragraph 19(k). The time within which you may terminate employment for the June 1, 1999 Good Reason and trigger Severance Benefits under the Agreement is hereby extended to December 31, 1999. All other provisions of the Agreement remain in full force and effect.



Date     July 29, 1999                      /s/ Robert Costello
                                            Robert Costello
                                            President - Chief Executive Officer



Date     July 30, 1999                      /s/ Arthur C. Riese
                                            Arthur C. Riese